PRICESMART ANNOUNCES FISCAL 2022 FOURTH QUARTER OPERATING RESULTS

NET MERCHANDISE SALES GREW 13.6%

COMPARABLE NET MERCHANDISE SALES INCREASED 9.2%

MEMBERSHIP BASE AT RECORD HIGH AND RENEWAL RATE OF 88.9%

EPS GREW 19% TO $0.75

San Diego, CA (October 31, 2022) - PriceSmart, Inc. (NASDAQ: PSMT), operator of 50 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal fourth quarter of 2022, which ended on August 31, 2022.

Comments from Sherry S. Bahrambeygui, Chief Executive Officer:

“Our team delivered impressive results for the fourth quarter, with net merchandise sales finishing at $989.9 million and total revenues exceeding $1.0 billion for the quarter and $4.0 billion for the year. Net merchandise sales grew by 13.6%, after a negative 2.9% currency impact, and comparable net merchandise sales increased by 9.2%, after a negative 2.7% currency impact.

“Our total membership base grew to a new record of 1.76 million accounts, representing growth of 5.5% versus last year. Our 12-month membership renewal rate was 88.9%, and our membership income for the fourth quarter was a record $15.6 million, an increase of 6.7% over the same period last year. We believe that these strong results and solid renewal rates demonstrate that our team is executing well on our unique club-focused business model and that our Members are pleased with the value they are receiving.

“Our team adeptly handled the excess inventory challenges head-on and efficiently moved through overstocks, allowing us to begin restoring a more normalized inventory balance and margin structure.

“We ended the year with a strong balance sheet, which included cash, cash equivalents and restricted cash of $251.4 million and debt of only $137.3 million.

“As to fiscal year 2023, we are off to a respectable start with September total net merchandise sales of $324.1 million, an increase of 12.1% over the same period in the prior year, and comparable net merchandise sales for the four-week period ended October 2, 2022 that increased 7.8% compared to the same period last year. Currency fluctuations continued to negatively impact net merchandise and comparable net merchandise sales by 2.0% and 2.1%, respectively, in the first month of the fiscal first quarter.

"Our team continually strives for improvement, and with each new experience, our team becomes more agile and better prepared to take on the uncertainties and capitalize on potential opportunities going forward."

Fourth Quarter Financial Results

Total revenues for the fourth quarter of fiscal year 2022 increased 12.3% to $1.02 billion compared to $909.6 million in the comparable period of the prior year. For the fourth quarter of fiscal year 2022, net merchandise sales increased 13.6% to $989.9 million from $871.2 million in the fourth quarter of fiscal year 2021. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $24.8 million, or 2.9%, versus the same period in the prior year.

The Company had 50 warehouse clubs in operation as of August 31, 2022 compared to 47 warehouse clubs in operation as of August 31, 2021.

Comparable net merchandise sales for the 47 warehouse clubs that have been open for greater than 13 ½ calendar months increased 9.2% for the 14-week period ended September 4, 2022 compared to the comparable 14-week period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $24.9 million, or 2.7%, versus the same period in the prior year.

The Company recorded operating income during the fiscal fourth quarter of $39.0 million compared to operating income of $32.5 million in the prior year period. Net income attributable to PriceSmart grew 19.5% to $23.3 million, or $0.75 per diluted share, in the fourth quarter of fiscal year 2022 as compared to $19.5 million, or $0.63 per diluted share, in the fourth quarter of fiscal year 2021.

Full Year Financial Results

Total revenues for the fiscal year ended August 31, 2022 increased 12.3% to $4.07 billion compared to $3.62 billion in the prior year.

Comparable net merchandise sales for warehouse clubs that have been open for greater than 13 ½ calendar months increased 10.4% for the 53-week period ended September 4, 2022 compared to the comparable 53-week period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $76.2 million, or 2.2%, versus the prior year.

The Company recorded operating income during the fiscal year ended August 31, 2022 of $167.1 million compared to operating income of $158.0 million in the prior year. Net income attributable to PriceSmart grew 6.6% to $104.5 million, or $3.38 per diluted share, in the fiscal year ended August 31, 2022 as compared to $98.0 million, or $3.18 per diluted share, in the prior year.

Conference Call Information

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Tuesday, November 1, 2022, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (855) 209-8211 or (412) 317-5214 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through November 8, 2022 by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 1071897.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 50 warehouse clubs in 12 countries and one U.S. territory (nine in Colombia; eight in Costa Rica; seven in Panama; five in the Dominican Republic and Guatemala, four in Trinidad; three in Honduras; two each in El Salvador, Nicaragua, and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open a warehouse club in San Miguel, El Salvador in the spring of 2023 and a warehouse club in Medellín, Colombia in the summer of 2023. Once these two new clubs are open, the Company will operate 52 warehouse clubs.

This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” “intend,” and like expressions, and the negative thereof.  These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2022	2021	2022	2021
Revenues:
Net merchandise sales	$989,867	$871,191	$3,944,817	$3,465,442
Export sales	12,613	10,720	45,217	41,520
Membership income	15,585	14,603	60,887	56,030
Other revenue and income	3,305	13,092	15,172	56,879
Total revenues	1,021,370	909,606	4,066,093	3,619,871
Operating expenses:
Cost of goods sold:
Net merchandise sales	836,424	733,036	3,340,062	2,912,489
Export sales	11,987	9,945	43,074	39,513
Non-merchandise	—	5,489	1,809	23,336
Selling, general and administrative:
Warehouse club and other operations	96,891	94,618	378,161	359,221
General and administrative	36,654	33,400	133,185	125,416
Pre-opening expenses	65	198	1,471	849
Loss on disposal of assets	384	459	1,265	1,027
Total operating expenses	982,405	877,145	3,899,027	3,461,851
Operating income	38,965	32,461	167,066	158,020
Other expense:
Interest income	661	525	2,201	1,979
Interest expense	(2,787)	(1,353)	(9,611)	(7,210)
Other expense, net	(1,402)	(1,471)	(3,235)	(5,603)
Total other expense	(3,528)	(2,299)	(10,645)	(10,834)
Income before provision for income taxes and loss of unconsolidated affiliates	35,437	30,162	156,421	147,186
Provision for income taxes	(12,129)	(10,704)	(51,858)	(48,969)
Loss of unconsolidated affiliates	(4)	(24)	(10)	(58)
Net income	23,304	19,434	104,553	98,159
Less: net income attributable to noncontrolling interest	—	27	(19)	(196)
Net income attributable to PriceSmart, Inc.	$23,304	$19,461	$104,534	$97,963
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.75	$0.63	$3.38	$3.18
Diluted	$0.75	$0.63	$3.38	$3.18
Shares used in per share computations:
Basic	30,620	30,424	30,591	30,403
Diluted	30,638	30,424	30,600	30,403
Dividends per share	$0.43	$0.35	$0.86	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31,	August 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$237,710	$202,060
Short-term restricted cash	3,013	3,647
Short-term investments	11,160	50,233
Receivables, net of allowance for doubtful accounts of $103 as of August 31, 2022 and $94 as of August 31, 2021, respectively	13,391	12,359
Merchandise inventories	464,411	389,711
Prepaid expenses and other current assets (includes $2,761 and $0 as of August 31, 2022 and August 31, 2021, respectively, for the fair value of derivative instruments)	43,894	39,194
Total current assets	773,579	697,204
Long-term restricted cash	10,650	9,772
Property and equipment, net	757,241	730,204
Operating lease right-of-use assets, net	111,810	123,655
Goodwill	43,303	45,095
Other intangibles, net	765	7,762
Deferred tax assets	28,355	24,225
Other non-current assets (includes $11,884 and $2,464 as of August 31, 2022 and August 31, 2021, respectively, for the fair value of derivative instruments)	72,163	57,329
Investment in unconsolidated affiliates	10,534	10,544
Total Assets	$1,808,400	$1,705,790
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$10,608	$—
Accounts payable	408,407	388,791
Accrued salaries and benefits	44,097	41,896
Deferred income	29,228	26,898
Income taxes payable	7,243	8,310
Other accrued expenses and other current liabilities (includes $82 and $0 as of August 31, 2022 and August 31, 2021, respectively, for the fair value of derivative instruments)	38,667	39,736
Operating lease liabilities, current portion	7,491	8,526
Long-term debt, current portion	33,715	19,395
Total current liabilities	579,456	533,552
Deferred tax liability	2,165	1,568
Long-term income taxes payable, net of current portion	5,215	4,160
Long-term operating lease liabilities	118,496	129,256
Long-term debt, net of current portion	103,556	110,110
Other long-term liabilities (includes $0 and $3,010 for the fair value of derivative instruments and $8,440 and $7,380 for post-employment plans as of August 31, 2022 and August 31, 2021, respectively)	8,439	10,930
Total Liabilities	817,327	789,576

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,697,590 and 31,467,971 shares issued and 30,904,826 and 30,755,308 shares outstanding (net of treasury shares) as of August 31, 2022 and August 31, 2021, respectively	3	3
Additional paid-in capital	481,406	465,015
Accumulated other comprehensive loss	(195,586)	(182,508)
Retained earnings	736,894	658,919
Less: treasury stock at cost, 792,764 shares as of August 31, 2022 and 712,663 shares as of August 31, 2021	(31,644)	(26,084)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	991,073	915,345
Noncontrolling interest in consolidated subsidiaries	—	869
Total Stockholders' Equity	991,073	916,214
Total Liabilities and Equity	$1,808,400	$1,705,790